EXHIBIT 21.1

WOUND MANAGEMENT TECHNOLOGIES, INC
FORM 10-K – LIST OF SUBSIDIARIES
FOR THE YEAR ENDED DECEMBER 31, 2012
100% Owned Subsidiaries

Wound Care Innovations, LLC	Nevada limited liability company

BioPharma Management Technologies, Inc.	Texas corporation

Resorbable Orthodpedic Products, LLC	Texas limited liability company

50% Owned Joint Venture

Pharma Technology International, LLC	Nevada limited liability company